Exhibit 99.1
 Charlie's Holdings Announces Reverse Stock Split

Uplisting to a National Exchange is the Company’s Objective

Costa Mesa, CA – June 15, 2021 – Accesswire – Charlie’s Holdings, Inc. (OTC Pink: CHUC) (“Charlie’s” or the “Company”), an industry leader in both the premium, nicotine-based, e-cigarette space and the hemp-derived CBD wellness space, today announced that the Company received all the necessary regulatory approvals from the Financial Industry Regulatory Authority ("FINRA") to effectuate a reverse split of its issued and outstanding, and authorized common stock (the "Shares") on a 1 for 100 basis (the "Split"). The Split was unanimously approved by the Company's board of directors.

The Split will be effective Wednesday, June 16, 2021. In accordance with FINRA's procedures for reverse stock splits, the Shares will trade on a post-split basis under the temporary symbol "CHUCD" for 20 trading days to signify that the reverse stock split has occurred, after which time the symbol will revert back to "CHUC".  Any fractional shares resulting from the Split will be rounded up to the nearest whole post-split share.

As of June 14, 2021 there were 20,316,393,494 shares of Charlie’s Holdings, Inc. common stock issued and outstanding. After the Split, the number of shares issued and outstanding will be reduced to approximately 203,163,935.

The Split was executed as part of the Company's strategic plan to improve its capital markets appeal to investors and to pursue its longer term objective to “uplist” to a national exchange. In the interim, the Company has applied to quote its Common Stock on the OTCQB. The timing for the Split is supported by (i) the expectation that the U.S. Food and Drug Administration (“FDA”) will ultimately grant the Company one or more marketing order(s) under the FDA’s Premarket Tobacco Application (“PMTA”) regulatory pathway, (ii) CHUC’s significantly improved balance sheet after Brandon Stump, Chief Executive Officer, and Ryan Stump, Chief Operating Officer, purchased $3.0 million of the Company’s common stock; and (iii) projections that indicate the Company’s revenue, relative to 2020, will grow for the fiscal year ending December 31, 2021.

Ryan Stump, Chief Operating Officer of Charlie’s, explained, “While the Split did not change Charlie’s market capitalization, we believe the higher split-adjusted stock price is in the best interest of our shareholders because it will broaden our audience of investors, make it easier for shareholders to hold CHUC stock in their brokerage accounts, and will, ultimately, enhance the Company’s overall valuation.”

Additional Information for Shareholders
Charlie’s shareholders who hold shares in brokerage accounts, also known as holding the shares in "street name," will note that the number of CHUC shares are automatically adjusted to reflect the number of shares as adjusted by the Split.  Shareholders of record who hold physical stock certificates will receive letters of transmittal from the the Company’s transfer agent, Equiniti, or they can call 800-468-9716 to get information on exchanging their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the Split.

About Charlie’s Holdings, Inc.
Charlie’s Holdings, Inc. (OTC Pink: CHUC) is an industry leader in both the premium, nicotine-based, e-cigarette space and the hemp-derived, CBD wellness space through its subsidiary companies Charlie's Chalk Dust, LLC and Don Polly, LLC. Charlie's Chalk Dust produces high quality vapor products currently distributed in more than 90 countries around the world. Charlie's Chalk Dust has developed an extensive portfolio of brand styles, flavor profiles and innovative product formats. Launched in 2019, Don Polly creates brands and products in the hemp-derived marketplace aimed to meet the needs of the ever-evolving wellness consumer.

For additional information, please visit our corporate website at: CharliesHoldings.com and our branded online websites: CharliesChalkDust.com and PachamamaCBD.com.

Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company's overall business, existing and anticipated markets and expectations regarding future sales and expenses. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to quote its shares on the OTCQB, and uplist onto a national exchange; successful increase sales and enter new markets; the FDA’s decision with respect to the Company’s PMTAs; the Company's ability to manufacture and produce product for its customers; the Company's ability to formulate new products; the acceptance of existing and future products; the complexity, expense and time associated with compliance with government rules and regulations affecting nicotine and products containing cannabidiol; litigation risks from the use of the Company's products; risks of government regulations; the impact of competitive products; and the Company's ability to maintain and enhance its brand, as well as other risk factors included in the Company's most recent quarterly report on Form 10-Q, annual report on Form 10-K, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investors Contact:
IR@charliesholdings.com
Phone: 949-570-0691